As filed with the Securities and Exchange Commission on May 10, 2010	Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADWARE LTD.
(Exact name of registrant as specified in its charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

22 Raoul Wallenberg Street
Tel Aviv 69710, Israel
972-3-766-8666
(Address of Principal Executive Offices; Zip Code)

Radware Ltd. 2010 Employee Share Purchase Plan
 (Full Title of the Plan)

Roy Zisapel
Radware, Inc.
575 Corporate Drive, Suite 205
Mahwah, New Jersey 07430
(Name and Address of Agent for Service)

(201) 512-9771
(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ido Zemach, Adv.
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Amot Investment Tower
2 Weizmann Street
Tel Aviv 64239, Israel
Fax: (+972 3) 608-9908

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.10 per share	1,000,000 (1)	$18.475 (2)	$18,475,000 (2)	$1,317.26 (3)

(1)
Plus such number of Ordinary Shares, par value NIS 0.10 per share (the "Ordinary Shares") of the Registrant, as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on May 7, 2010, a date within 5 business days prior to the filing of this Registration Statement.

(3)	Calculated pursuant to Section 6 of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0000713.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

As used in this Registration Statement, the terms “we,” “us,” “our,” the “Company,” and the “Registrant” mean Radware Ltd.  The references to the “Companies Law” are to the Israeli Companies Law, 5759-1999 (as amended). The references to the “Commission” are to the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

  Radware hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the Commission on April 29, 2010;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) above; and

(c)
The description of the Registrant's ordinary shares, par value NIS 0.10 per share, contained in the Registrant's Registration Statement on Form F-1 (No. 333-10752)  filed with the Commission on September 13, 1999, including any subsequent amendment or report filed for the purpose of updating that description.

All reports and other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof  (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report that it is being incorporated by reference herein) from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities

Not applicable.

Item 5.                   Interests of Named Experts and Counsel

Not applicable

Item 6.                   Indemnification of Directors and Officers

Exculpation of Office Holders

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the Company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided that the articles of association of the Company allow it to do so.  Our Articles of Association allow us to exempt our office holders to the maximum extent permitted by law.

Insurance of Office Holders

Our Articles of Association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders, with respect to an act performed in the capacity of an office holder for:

•	A breach of his or her duty of care to us or to another person;

•	A breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; or

•	A financial liability imposed upon him or her in favor of another person.

Exculpation and Indemnification of Office Holders

Under the Companies Law, we may indemnify any of our office holders against the following obligations and expenses imposed on the office holder with respect to an act performed in the capacity of an office holder:

•
A financial liability incurred by, or imposed on him or her in favor of another person by a court judgment, including a settlement or an arbitration award approved by the court. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that our undertaking to indemnify is limited to events that our Board of Directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that our Board of Directors determines to be reasonable under the circumstances;

•
Reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or her or the imposition of any financial liability in lieu of criminal proceedings other than with respect to a criminal offense that does not require proof of criminal intent; and

•
Reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him or her by a court in connection with proceedings we institute against him or her or instituted on our behalf or by another person, a criminal indictment from which he or she was acquitted, or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of criminal intent.

Limitations on Insurance and Indemnification

The Companies Law provides that a company may not indemnify an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
A breach by the office holder of his or her duty of loyalty unless, with respect to indemnification or insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•	A breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly unless the breach was done negligently;

•	Any act or omission done with the intent to derive an illegal personal benefit; or

•	Any fine levied against the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our Audit Committee and our Board of Directors and, if the beneficiary is a director, by our shareholders.

We currently hold directors and officers liability insurance for the benefit of our office holders. In addition, we provide our directors and officers indemnification pursuant to the terms of a Letter of Indemnification substantially in the form approved by our shareholders (See Exhibit 4.4 of our amended annual report on Form 20-F/A for the year ending December 31, 2005 filed with the Commission on July 6, 2006, for the form of such letter).

Item 7.                   Exemption from Registration Claimed

Not applicable

Item 8.   Exhibits.

Exhibit Number	Description

3.1	Memorandum of Association*

3.2	Articles of Association, as amended**

4.1	Radware Ltd. 2010 Employee Share Purchase Plan.***

5.1	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

23.1	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5.1 above).

23.2	Consent of Kost, Forer, Gabbay & Kasierer (a Member of Ernst & Young Global), Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in Signature Page hereto).

* Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-10752), filed with the Commission on September 1, 1999.
** Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2000, filed with the Commission on May 18, 2001, and incorporated herein by reference. An amendment thereto was filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F/A for the year ended December 31, 2005, filed with the Commission on July 6, 2006, and incorporated herein by reference.
*** Filed as Exhibit 4.9 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 29, 2010, and incorporated herein by reference.

Item 9.    Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on this 10th day of May, 2010.

RADWARE LTD.

By:	/s/ Roy Zisapel
Name: Roy Zisapel
Title: CEO & President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Radware Ltd., an Israeli corporation, do hereby constitute and appoint Roy Zisapel, President and Chief Executive Officer, and Meir Moshe, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below in this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yehuda Zisapel Yehuda Zisapel	Chairman of the Board of Directors	May 10, 2010
/s/ Roy Zisapel Roy Zisapel	Chief Executive Officer, President and Director (Principal Executive Officer)	May 10, 2010
/s/ Meir Moshe Meir Moshe	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2010
/s/ David Rubner David Rubner	Director	May 10, 2010
/s/ Colin Green Colin Green	Director	May 10, 2010

Signature	Title	Date
/s/ Yael Langer Yael Langer	Director	May 10, 2010
/s/ Hagen Hultzsch Hagen Hultzsch	Director	May 10, 2010

Authorized Representative in the United States

RADWARE INC.

By: /s/ Roy Zisapel Name: Roy Zisapel	May 10, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1	Memorandum of Association*

3.2	Articles of Association, as amended**

4.1	Radware Ltd. 2010 Employee Share Purchase Plan.***

5.1	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

23.1	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5.1 above).

23.2	Consent of Kost, Forer, Gabbay & Kasierer (a Member of Ernst & Young Global), Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in Signature Page hereto).

* Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-10752), filed with the Commission on September 1, 1999.
** Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2000, filed with the Commission on May 18, 2001, and incorporated herein by reference. An amendment thereto was filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F/A for the year ended December 31, 2005, filed with the Commission on July 6, 2006, and incorporated herein by reference.
*** Filed as Exhibit 4.9 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 29, 2010, and incorporated herein by reference.